EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, JULY 31, 2015

ExxonMobil Earns $4.2 Billion in Second Quarter of 2015

•	Corporation continues to deliver on investment and operating commitments
•	Downstream and Chemical results underscore resilience of the integrated business model
•	Upstream volumes increased 3.6 percent, liquids production up 11.9 percent

	Second Quarter			First Half
	2015	2014	%	2015	2014	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	4,190	8,780	-52	9,130	17,880	-49
Earnings Per Common Share
Assuming Dilution	1.00	2.05	-51	2.17	4.15	-48

Capital and Exploration
Expenditures	8,261	9,800	-16	15,965	18,236	-12

IRVING, Texas – July 31, 2015 – Exxon Mobil Corporation today announced estimated second quarter 2015 earnings of $4.2 billion, or $1 per diluted share, compared with $8.8 billion a year earlier. Higher Downstream and Chemical earnings were more than offset by the impact of weaker Upstream realizations and lower asset management gains.

“We are delivering on our investment and operating commitments across ExxonMobil’s integrated portfolio,” said Rex W. Tillerson, chairman and chief executive officer. “Our quarterly results reflect the disparate impacts of the current commodity price environment, but also demonstrate the strength of our sound operations, superior project execution capabilities, as well as continued discipline in capital and expense management.”

Downstream and Chemical segment earnings increased significantly from the second quarter of 2014, driven by higher margins, continued strong demand, and the quality of the company’s product and asset mix.

ExxonMobil produced 4 million oil‑equivalent barrels per day, an increase of 139,000 barrels per day, or 3.6 percent. Liquids volumes of 2.3 million barrels per day increased 11.9 percent, benefiting from new developments in Angola, Canada, Indonesia and the United States.

During the quarter, the corporation distributed $4.1 billion to shareholders in the form of dividends and share purchases to reduce shares outstanding.

Second Quarter Highlights
•	Earnings of $4.2 billion decreased $4.6 billion or 52 percent from the second quarter of 2014.
•	Earnings per share, assuming dilution, were $1, a decrease of 51 percent.
•	Capital and exploration expenditures were $8.3 billion, down 16 percent from the second quarter of 2014.
•	Oil‑equivalent production increased 3.6 percent from the second quarter of 2014, with liquids up 11.9 percent and natural gas down 5.8 percent.
•	Cash flow from operations and asset sales was $9.4 billion, including proceeds associated with asset sales of $629 million.
•	The corporation distributed $4.1 billion to shareholders in the second quarter of 2015, including $1 billion in share purchases to reduce shares outstanding.
•	Dividends per share of $0.73 increased 5.8 percent compared with the second quarter of 2014.
•

A significant oil discovery was made in Guyana on the 6.6‑million acre Stabroek Block that is located 120 miles offshore. The well was safely drilled to 17,825 feet in 5,719 feet of water and encountered 295 feet of high‑quality oil‑bearing sandstone reservoirs.

•	Production at the company’s Kearl oil sands expansion project in Alberta, Canada, started ahead of schedule, doubling gross capacity to 220,000 barrels of bitumen per day.

•

Bitumen production began on schedule at the Cold Lake Nabiye project expansion in northeastern Alberta, Canada. The expansion is producing about 20,000 barrels per day and volumes are expected to reach peak daily production of 40,000 barrels later this year.

Second Quarter 2015 vs. Second Quarter 2014

Upstream earnings were $2 billion in the second quarter of 2015, down $5.9 billion from the second quarter of 2014. Lower liquids and gas realizations decreased earnings by $4.5 billion, while volume effects increased earnings by $330 million driven by new developments. All other items decreased earnings by $1.7 billion, including the one‑time $260 million deferred income tax impact related to the tax rate increase in Alberta, Canada, and the absence of prior year asset management gains.

On an oil‑equivalent basis, production increased 3.6 percent from the second quarter of 2014. Liquids production totaled 2.3 million barrels per day, up 243,000 barrels per day, with project ramp‑up and entitlement effects partly offset by field decline. Natural gas production was 10.1 billion cubic feet per day, down 622 million cubic feet per day from 2014 due to regulatory restrictions in the Netherlands. Project volumes and entitlement effects offset field decline.

The U.S. Upstream operations recorded a loss of $47 million, down $1.2 billion from the second quarter of 2014. Non‑U.S. Upstream earnings were $2.1 billion, down $4.6 billion from the prior year.

Downstream earnings were $1.5 billion, up $795 million from the second quarter of 2014. Stronger margins increased earnings by $1.1 billion. Volume and mix effects decreased earnings by $80 million. All other items, including higher maintenance expenses, decreased earnings by $230 million. Petroleum product sales of 5.7 million barrels per day were 104,000 barrels per day lower than the prior year's second quarter.

Earnings from the U.S. Downstream were $412 million, down $124 million from the second quarter of 2014. Non‑U.S. Downstream earnings of $1.1 billion were $919 million higher than last year.

Chemical earnings of $1.2 billion were $405 million higher than the second quarter of 2014. Margins increased earnings by $340 million, benefiting from lower feedstock costs. Volume mix effects increased earnings by $20 million. All other items, primarily asset management gains in the U.S., partly offset by unfavorable foreign exchange effects, increased earnings by a net $50 million. Second quarter prime product sales of 6.1 million metric tons were 61,000 metric tons lower than the prior year's second quarter.

Corporate and financing expenses were $593 million for the second quarter of 2015, down $60 million from the second quarter of 2014.

During the second quarter of 2015, ExxonMobil purchased 12 million shares of its common stock for the treasury to reduce the number of shares outstanding at a cost of $1 billion. Share purchases to reduce shares outstanding are currently anticipated to equal $500 million in the third quarter of 2015. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased, or discontinued at any time without prior notice.

First Half 2015 Highlights
•	Earnings were $9.1 billion, down $8.8 billion or 49 percent from 2014.
•	Earnings per share, assuming dilution, decreased 48 percent to $2.17.
•	Capital and exploration expenditures were $16 billion, down 12 percent from 2014.

•	Oil‑equivalent production increased 3 percent from 2014, with liquids up 8.9 percent and natural gas down 3.6 percent.
•	Cash flow from operations and asset sales was $17.9 billion, including proceeds associated with asset sales of $1.1 billion.

•	The corporation distributed $8 billion to shareholders in the first half of 2015 through dividends and share purchases to reduce shares outstanding.

First Half 2015 vs. First Half 2014

Upstream earnings were $4.9 billion, down $10.8 billion from the first half of 2014. Lower realizations decreased earnings by $10 billion. Favorable volume and mix effects increased earnings by $570 million. All other items, primarily the absence of prior year asset management gains, decreased earnings by $1.4 billion.

On an oil‑equivalent basis, production of 4.1 million barrels per day was up 3 percent compared to the same period in 2014. Liquids production of 2.3 million barrels per day increased 186,000 barrels per day, with project ramp‑up and entitlement effects partly offset by field decline. Natural gas production of 11 billion cubic feet per day decreased 407 million cubic feet per day from 2014 due to regulatory restrictions in the Netherlands. Project ramp‑up and entitlement effects exceeded field decline.

The U.S. Upstream operations recorded a loss of $99 million, down $2.5 billion from 2014. Earnings outside the U.S. were $5 billion, down $8.2 billion from the prior year.

Downstream earnings of $3.2 billion increased $1.6 billion from 2014. Stronger margins increased earnings by $2.1 billion. Volume and mix effects were essentially flat period-to-period. All other items, including higher planned maintenance expenses, decreased earnings by $480 million. Petroleum product sales of 5.8 million barrels per day were 54,000 barrels per day lower than 2014.

U.S. Downstream earnings were $1 billion, a decrease of $180 million from 2014. Non‑U.S. Downstream earnings were $2.2 billion, up $1.8 billion from the prior year.

Chemical earnings of $2.2 billion increased $340 million from 2014. Higher margins increased earnings by $590 million. Favorable volume mix effects increased earnings by $70 million. All other items, including unfavorable foreign exchange effects partly offset by asset management gains in the U.S., decreased earnings by $320 million. Prime product sales of 12.1 million metric tons were down 120,000 metric tons from 2014.

Corporate and financing expenses were $1.2 billion in the first half of 2015, essentially flat with 2014.

During the first half of 2015, ExxonMobil purchased 32 million shares of its common stock for the treasury at a gross cost of $2.8 billion. These purchases included $2 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on July 31, 2015. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2014 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I
Exxon Mobil Corporation
Second Quarter 2015
(millions of dollars, unless noted)
	Second Quarter		First Half
	2015	2014	2015	2014
Earnings / Earnings Per Share

Total revenues and other income	74,113	111,208	141,731	217,533
Total costs and other deductions	67,159	97,057	128,142	188,155
Income before income taxes	6,954	14,151	13,589	29,378
Income taxes	2,692	5,034	4,252	10,891
Net income including noncontrolling interests	4,262	9,117	9,337	18,487
Net income attributable to noncontrolling interests	72	337	207	607
Net income attributable to ExxonMobil (U.S. GAAP)	4,190	8,780	9,130	17,880

Earnings per common share (dollars)	1.00	2.05	2.17	4.15

Earnings per common share
- assuming dilution (dollars)	1.00	2.05	2.17	4.15

Other Financial Data

Dividends on common stock
Total	3,066	2,966	5,976	5,698
Per common share (dollars)	0.73	0.69	1.42	1.32

Millions of common shares outstanding
At June 30			4,169	4,265
Average - assuming dilution	4,200	4,297	4,205	4,312

ExxonMobil share of equity at June 30			172,668	181,155
ExxonMobil share of capital employed at June 30			208,781	205,397

Income taxes	2,692	5,034	4,252	10,891
Sales-based taxes	5,965	7,871	11,495	15,287
All other taxes	7,595	9,306	14,869	18,163
Total taxes	16,252	22,211	30,616	44,341

ExxonMobil share of income taxes of
equity companies	755	1,412	1,716	3,232

			Attachment II

Exxon Mobil Corporation
Second Quarter 2015
(millions of dollars)
	Second Quarter		First Half
	2015	2014	2015	2014
Earnings (U.S. GAAP)
Upstream
United States	(47)	1,193	(99)	2,437
Non-U.S.	2,078	6,688	4,985	13,227
Downstream
United States	412	536	979	1,159
Non-U.S.	1,094	175	2,194	365
Chemical
United States	735	528	1,340	1,207
Non-U.S.	511	313	888	681
Corporate and financing	(593)	(653)	(1,157)	(1,196)
Net income attributable to ExxonMobil	4,190	8,780	9,130	17,880

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	8.8	10.2	16.8	25.3
Proceeds associated with asset sales	0.6	2.6	1.1	3.7
Cash flow from operations and asset sales	9.4	12.8	17.9	29.0

			Attachment III

Exxon Mobil Corporation
Second Quarter 2015

	Second Quarter		First Half
	2015	2014	2015	2014
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	468	458	470	450
Canada / South America	364	282	366	298
Europe	199	178	199	187
Africa	522	473	521	477
Asia	685	597	681	631
Australia / Oceania	53	60	47	55
Worldwide	2,291	2,048	2,284	2,098

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,153	3,421	3,186	3,417
Canada / South America	262	316	286	325
Europe	1,718	2,426	2,578	2,943
Africa	8	6	5	7
Asia	4,265	4,070	4,273	4,293
Australia / Oceania	722	511	645	395
Worldwide	10,128	10,750	10,973	11,380

Oil-equivalent production (koebd)[1]	3,979	3,840	4,113	3,995

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Second Quarter 2015

	Second Quarter		First Half
	2015	2014	2015	2014
Refinery throughput (kbd)
United States	1,702	1,711	1,754	1,761
Canada	373	418	383	398
Europe	1,524	1,445	1,499	1,438
Asia Pacific	539	686	610	694
Other	192	194	192	191
Worldwide	4,330	4,454	4,438	4,482

Petroleum product sales (kbd)
United States	2,548	2,651	2,580	2,628
Canada	486	494	489	491
Europe	1,555	1,525	1,546	1,519
Asia Pacific	695	733	721	747
Other	453	438	439	444
Worldwide	5,737	5,841	5,775	5,829

Gasolines, naphthas	2,376	2,436	2,370	2,418
Heating oils, kerosene, diesel	1,874	1,887	1,934	1,876
Aviation fuels	404	412	407	420
Heavy fuels	377	379	385	404
Specialty products	706	727	679	711
Worldwide	5,737	5,841	5,775	5,829

Chemical prime product sales,
thousand metric tons (kt)
United States	2,401	2,351	4,722	4,743
Non-U.S.	3,677	3,788	7,425	7,524
Worldwide	6,078	6,139	12,147	12,267

			Attachment V

Exxon Mobil Corporation
Second Quarter 2015
(millions of dollars)
	Second Quarter		First Half
	2015	2014	2015	2014
Capital and Exploration Expenditures
Upstream
United States	2,095	2,698	4,215	4,790
Non-U.S.	4,651	5,696	8,948	10,868
Total	6,746	8,394	13,163	15,658
Downstream
United States	266	296	561	524
Non-U.S.	361	386	687	698
Total	627	682	1,248	1,222
Chemical
United States	570	502	1,000	899
Non-U.S.	258	212	482	445
Total	828	714	1,482	1,344

Other	60	10	72	12

Worldwide	8,261	9,800	15,965	18,236

Exploration expenses charged to income
included above
Consolidated affiliates
United States	40	104	77	139
Non-U.S.	329	389	603	669
Equity companies - ExxonMobil share
United States	-	50	3	51
Non-U.S.	23	63	31	85
Worldwide	392	606	714	944

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00

[1] Computed using the average number of shares outstanding during each period.